Exhibit 7
U.S. Bank Trust Company, National Association
Statement of Financial Condition
as of 12/31/2021*

($000’s)

12/31/2021
Assets
Cash and Balances Due From Depository Institutions	$21,114
Securities	0
Federal Funds	0
Loans & Lease Financing Receivables	0
Fixed Assets	0
Intangible Assets	0
Other Assets	402
Total Assets	$21,516

Liabilities
Deposits	$0
Fed Funds	0
Treasury Demand Notes	0
Trading Liabilities	0
Other Borrowed Money	0
Acceptances	0
Subordinated Notes and Debentures	0
Other Liabilities	43
Total Liabilities	$43

Equity
Common and Preferred Stock	200
Surplus	800
Undivided Profits	20,473
Minority Interest in Subsidiaries	0
Total Equity Capital	$21,473

Total Liabilities and Equity Capital	$21,516

*In connection with the transfer of substantially all of the corporate trust business of U.S. Bank National Association (“USBNA”) to U.S. Bank Trust Company, National Association (“USBTC”) in January 2022, USBNA made a cash capital contribution of $600,000,000 to USBTC and a non-cash capital contribution of approximately $570,835,000 to USBTC. These contributions will be reflected in the future statements of financial condition.